Exhibit 10.1

November 20, 2014

Dennis Halligan
7614 Oak Fern
Houston, TX  77040

Dear Dennis:

We are pleased to offer you a promotion to the position of Vice President of Marketing with Sharps Compliance, Inc. (“Sharps” or the “Company”), effective Thursday, November 20, 2014, and reporting directly to me.

Your new compensation will include a base salary of $4,615.38 per pay period (twenty-six pay periods per year).  As an employee of Sharps, you will continue to be eligible to participate in the Company’s group benefit program which includes: group health, vision, dental, disability insurance and 401(k).

You will also receive a grant of 25,000 options to purchase the Company’s common stock to be issued on Thursday, November 20, 2014. Stock option grants are subject to the terms of the Sharps Compliance Corp. 2010 Stock Plan (“Plan”). Additionally and under the Plan, the strike price of stock option grants would be equal to the price of the Company’s common stock (as traded on NASDAQ) at closing on November 20, 2014 which is $4.28.

You will be eligible to participate in the Company’s Executive Incentive Compensation Plan (the “EICP Plan”) beginning with fiscal year 2015 and effective every fiscal year thereafter, unless terminated or modified by the Compensation Committee of the Company Board of Directors. The EICP is more fully described in the Company’s October 1, 2014 Proxy Statement, as amended and filed with the Securities and Exchange Commission.

Sharps Compliance Inc.
9220 Kirby Drive  Suite 500  Houston, TX 77054
Direct  713.660.3514    Fax 713.660.3574
Email dtusa@sharpsinc.com
Website   www.sharpsinc.com

Halligan

This offer does not constitute an employment contract or guarantee of employment for any specific period of time since the Company is an “at-will” employer.  At-will employment means that either you or the Company, with or without cause and with or without prior notice, may terminate the employment relationship at any time.  Additionally, your employment will be subject to the Company’s policies and procedures, a copy of which was provided to you when you joined the Company (and as amended thereafter).

This new compensation arrangement replaces, in its entirety, all prior compensation arrangements including sales commission, base salary and otherwise (except stock options previously granted).

Finally, your employment continues to be subject to the Company’s Confidentiality, Intellectual Property and Restrictive Covenant Agreements you signed when you joined the Company. You agree to sign any updated agreements covering the items noted in the prior sentence.

Should the above be acceptable to you, please sign your acceptance, scan and e-mail to Michele Guzman at mguzman@sharpsinc.com.

Sincerely,

/s/David P. Tusa
Chief Executive Officer & President

Accepted and Agreed:

/s/Dennis Halligan

Sharps Compliance Inc.
9220 Kirby Drive  Suite 500  Houston, TX 77054
Direct  713.660.3514    Fax 713.660.3574
Email dtusa@sharpsinc.com
Website   www.sharpsinc.com